Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 24, 2026, which includes an explanatory paragraph related to Rainier Acquisition Corporation’s ability to continue as a going concern, relating to the financial statements of Rainier Acquisition Corporation as of and for the years ended December 31, 2025 and 2024, which is contained in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 6, 2026